Exhibit 99.1
DIRECTED ELECTRONICS TO EXIT
SATELLITE RADIO BUSINESS
•	Focus to return exclusively to security and entertainment products

•	Company expects exit to result in recovery of working capital, reduction of debt, and increased gross margins
VISTA, Calif., (November 5, 2008) – Directed Electronics, an operating unit of DEI Holdings, Inc. (Nasdaq: DEIX), today announced that it has entered into an agreement with SIRIUS XM Radio outlining key terms for winding down their business together by January 31, 2009, the expiration date of the current distribution agreement.
Jim Minarik, DEI Holdings’ President and CEO stated, “We became the primary retail distribution partner for what was then SIRIUS SATELLITE RADIO in 2004, and are proud of the results we have achieved by growing SIRIUS’ satellite radio retail share from approximately 20% to over 60% during the past four years. However, based on the large working capital commitment required for this business, as well as a strategic decision on our part to focus on our core security and entertainment businesses, we will not be extending our current agreement with SIRIUS XM when it expires on January 31, 2009. We have enjoyed an excellent partnership with SIRIUS over the past four years and expect to continue working closely with them to ensure the smoothest possible transition to their new distribution partner between now and early 2009.”
The agreement specifies that SIRIUS or its new distribution partner will purchase substantially all remaining satellite radio receiver inventory from Directed in the first quarter of 2009 and assume full responsibility for all product returns and warranty costs after January 31, 2009, regardless of when the product was sold.
Mike Simmons, President of Directed Electronics said, “While our role as SIRIUS’ primary retail partner over the past four years has benefited Directed, it has also diluted our team’s focus on our core security and entertainment businesses, sold principally under our Viper, Python, Clifford, and Orion brand names. Going forward, we are excited to be able to once again dedicate 100% of our attention to improving the experience, service, and innovation we deliver to our customers.”
Kevin Duffy, DEI Holdings’, CFO commented, “Exiting the satellite radio business will allow us to focus on our core categories and also increase our ability to pay down debt by recovering the $20 to $25 million of working capital we have committed to this business.”
About DEI Holdings
Headquartered in Southern California, DEI Holdings, Inc. is the parent company of some of the most respected brands in the consumer electronics industry. DEI Holdings is the largest designer and marketer in North America of premium home theater loudspeakers (sold under the Polk Audio® and Definitive Technology® brand names), and consumer-branded vehicle security and remote start systems (sold under Viper®, Clifford®, Python®, Autostart® and other brand names). DEI

Holdings is also a supplier of mobile audio sold principally under both the Polk Audio and Orion brand names. DEI Holdings markets its broad portfolio of products through many channels including leading national retailers and specialty chains throughout North America and around the world. Founded in 1982, the company has operations in California, Maryland, Canada, Europe and Asia. For more information, please visit http://www.deiholdings.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to the ability to pay down debt with the recovery of working capital. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward- looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, decline in consumer spending, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, economic risks associated with changes in social, political, regulatory, and economic conditions in the countries where the company’s products are manufactured, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, risks with international operations, impairment of goodwill and intangible assets, claims related to intellectual property, ability to service debt obligations, restrictive terms of the company’s senior secured credit facility, vulnerability to increases in interest rates, disruption in distribution centers, ability to raise additional capital if needed, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2007. Directed disclaims any intent or obligation to update these forward-looking statements.
Contacts:
Kevin Duffy
Chief Financial Officer
Phone: (760) 598-6200
John Mills
Integrated Corporate Relations
Phone: (310) 954-1100

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